Exhibit B

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G, dated July 16, 2007 with respect to the shares of Common Stock of The Management Network Group, Inc. and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: July 16, 2007

POTOMAC CAPITAL MANAGEMENT LLC

By: /s/ Paul J. Solit
Paul J. Solit, Managing Member

POTOMAC CAPITAL MANAGEMENT INC.

By: /s/ Paul J. Solit
Paul J. Solit, President

PAUL J. SOLIT

By: /s/ Paul J. Solit
Paul J. Solit

POTOMAC CAPITAL PARTNERS, LP

By: /s/ Paul J. Solit
Paul J. Solit, Managing Member of the General Partner